Exhibit 10
EVERSOURCE ENERGY

EXECUTIVE CHANGE IN CONTROL AND INVOLUNTARY TERMINATION SEVERANCE PROGRAM AGREEMENT

This Executive Change in Control and Involuntary Termination Severance Program Agreement (this “Agreement”) is made and entered into by and between Eversource Energy, a Massachusetts voluntary association (the “Company”), and [ ] (the “Executive”) and is effective as of December 4, 2023 (the “Effective Date”).

WHEREAS the Executive currently serves as an employee of the Company; and

WHEREAS the Company and the Executive desire to provide for severance benefits for the Executive in specified circumstances that may arise on or after the Effective Date;

NOW, THEREFORE, in consideration of the premises and the mutual promises hereinafter set forth, the Company and the Executive agree as follows:

1.Severance Benefits. If the Executive’s employment terminates by reason of a Qualifying Termination (other than a Change in Control Termination), (a) the Company will pay the Executive a lump sum amount equal to one times the sum of (i) the Executive’s annual base salary, at the rate in effect as of the Termination Date, and (ii) the Executive’s target annual cash incentive award for the year in which the Termination Date occurs (the “Severance Payment”), (b) the Company will pay the Executive a lump sum amount equal to one times the aggregate annual COBRA premium costs required to be paid by the Executive for the Executive and the Executive’s eligible dependents to continue to participate in the medical, dental, and vision benefit plans maintained or sponsored by the Company or its affiliates immediately prior to the Termination Date (the “Medical Plan Coverage Payment”), and (c) the Executive will be eligible for the Company’s outplacement assistance benefits (the “Outplacement Assistance,” and collectively with the Salary Payment and the Medical Plan Coverage Payment, the “Severance Benefits”).

1.Change in Control Severance Benefits. If the Executive’s employment terminates by reason of a Change in Control Termination, in lieu of any amounts payable pursuant to Section 1 above, (a) the Company will pay the Executive a lump sum amount equal to two times the sum of (i) the Executive’s annual base salary, at the rate in effect as of the Termination Date, and (ii) the Executive’s target annual cash incentive award for the year in which the Termination Date occurs (the “CIC Severance Payment”), (b) the Company will pay the Executive a lump sum amount equal to a pro rata amount of the Executive’s target annual cash incentive award for the year in which the Termination Date occurs, prorated based on the percentage of the year worked prior to the Termination Date (the “Bonus Payment”), (c) all outstanding unvested Performance Awards shall become fully vested as of the Termination Date (the “Performance Shares Acceleration”), assuming the target level of performance is achieved, (d) all outstanding unvested Stock Units and other equity incentive awards that vest solely based on continued service shall become fully vested as of the Termination Date (the “RSU Acceleration”), (e) the Company will pay an amount equal to two times the Medical Plan Coverage Amount (the “CIC Medical

Plan Coverage Payment”), and (f) the Executive will be eligible for Outplacement Assistance (collectively, the CIC Severance Payment, the Bonus Payment, the Performance Shares

Acceleration, the RSU Acceleration, the CIC Medical Plan Coverage Payment, and the Outplacement Assistance, the “CIC Severance Benefits”).

1.Conditions to Payment. Notwithstanding anything herein to the contrary, the Executive acknowledges and agrees that any obligation of the Company to provide the Severance Benefits or the CIC Severance Benefits is conditioned on the Executive (a) continuing to comply with the Executive’s obligations to the Company and its affiliates that survive termination of the Executive’s employment, including, without limitation, pursuant to any confidentiality, non- disparagement, invention assignment, restrictive covenant, cooperation or similar agreement or covenant between the Executive and the Company or applicable to the Executive in favor of the Company (any such agreement or agreements or covenant or covenants, the “Restrictive Covenants Agreement”) and (b) signing, without subsequently revoking, a separation agreement on terms and conditions satisfactory to the Company (the “Separation Agreement”), which will contain, among other terms, a general release of claims. The Executive’s timely execution and non-revocation of the Separation Agreement within the time period set forth in such agreement is a condition precedent to the Executive’s right to receive the Severance Benefits or the CIC Severance Benefits, as applicable.

1.Definitions.

a.“Board” means the Board of Directors of the Company.

a.“Cause” means the occurrence of any of the following, as determined by the Board:
a.the Executive’s commission of a felony or gross neglect of duty, (ii) the Executive’s conviction of or plea of nolo contendere to a crime involving moral turpitude, (iii) willful failure by the Executive of his/her duties to the Company which failure results in injury to the Company, or (iv) the Executive’s material breach of any confidentiality, non-solicitation, non-competition, no-hire, non-disparagement, invention assignment, cooperation or other similar obligations to, or other restrictive covenants in favor of, the Company.

i.“Change in Control” has the meaning set forth in the Incentive Plan. Notwithstanding the foregoing, in any case where the occurrence of a Change in Control could affect the vesting of or payment of any amount subject to the requirements of Section 409A, to the extent required to comply with Section 409A, the term “Change in Control” shall mean an occurrence that both (i) satisfies the requirements set forth this Change in Control definition and
a.is a “change in control event” as that term is defined in the regulations under Section 409A.

i.“Change in Control Termination” means a Qualifying Termination during the period commencing on the date of a Change in Control and ending on the date which is 24 months after the Change of Control.

i.“COBRA” means Part 6 of Subtitle B of Title I of the Employee Retirement Income Security Act of 1974 or any state equivalent.

i.“Code” means the Internal Revenue Code of 1986, as amended.

i.“Incentive Plan” means the 2018 Eversource Energy Incentive Plan, as may be amended from time to time, and any successor plan thereto.

i.“Performance Award” has the meaning set forth in the Incentive Plan.

i.“Qualifying Termination” means a termination of employment with the Company by the Company (or, following a Change in Control, the surviving company or an Affiliate thereof) without Cause (but not including, for the avoidance of doubt, due to the Executive’s death or disability).

i.“Stock Units” has the meaning set forth in the Incentive Plan.

i.“Termination Date” means the date of the termination of the Executive’s employment by reason of a Qualifying Termination or a Change in Control Termination.

a.Section 409A.

i.The parties intend for the compensation provided under this Agreement to be exempt from the provisions of Section 409A of the Code (together with the regulations and guidance promulgated thereunder, “Section 409A”) to the maximum extent provided for thereunder and this Agreement shall be construed consistent with that intent. Notwithstanding the foregoing, in no event shall the Company or any of its Affiliates or successors have any liability to the Executive or to any other person claiming rights under this Agreement relating to the failure or alleged failure of any payment or benefit under this Agreement to comply with, or be exempt from, Section 409A.

i.For purposes of this Agreement, to the extent required to comply with Section 409A, all references to “termination of employment” and similar or correlative phrases shall be construed to require a “separation from service” (as defined in Section 1.409A-1(h) of the Treasury Regulations after giving effect to the presumptions contained therein), and the term “specified employee” means an individual determined by the Company to be a specified employee under Treasury regulation Section 1.409A-1(i).

i.If any payment or benefit hereunder constituting “nonqualified deferred compensation” subject to Section 409A would be subject to subsection (a)(2)(B)(i) of Section 409A (relating to payments made to “specified employees”

of publicly traded companies upon separation from service), any such payment or benefit to which the Executive would otherwise be entitled during the six-month period following the Executive’s separation from service shall instead be provided or paid without interest on the first business day following the expiration of such six- month period, or if earlier, the date of the Executive’s death.

i.Each payment made under this Agreement shall be treated as a separate payment for purposes of Section 409A.

a.Section 280G “Better Of.” If any payment or benefit that the Executive may receive, whether or not payable or provided under this Agreement (“Payment”), would (i)

constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be reduced to the Reduced Amount. The “Reduced Amount” shall be either (A) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax or (B) the total amount of the Payment, whichever of the amounts determined under (A) and (B), after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in the Executive’s receipt, on an after-tax basis, of the greater amount of the Payment notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in payments or benefits constituting “parachute payments” is necessary so that the Payment equals the Reduced Amount, reduction shall occur in the following order: reduction of cash payments; reduction of employee benefits; and cancellation of accelerated vesting of outstanding equity awards. In the event that acceleration of vesting of outstanding equity awards is to be reduced, such acceleration of vesting shall be undertaken in the reverse order of the date of grant of the Executive’s outstanding equity awards. All calculations and determinations made pursuant this Section 6 will be made by an independent accounting or consulting firm or independent tax counsel appointed by the Company (the “Tax Counsel”) whose determinations shall be conclusive and binding on the Company and the Executive for all purposes. For purposes of making the calculations and determinations required by this Section 6, the Tax Counsel may rely on reasonable, good faith assumptions and approximations concerning the application of Section 280G of the Code and Section 4999 of the Code. The Company shall bear all costs the Tax Counsel may reasonably incur in connection with its services.

a.Withholding. Payments by the Company under this Agreement shall be reduced by any tax or other amount required to be withheld by the Company under applicable law, as determined by the Company in its sole discretion.

a.Nontransferability. Neither this Agreement nor any rights under this Agreement may be sold, transferred, pledged, hypothecated, assigned, or otherwise disposed of or encumbered (directly or indirectly). Notwithstanding the foregoing, the Company may assign its rights and obligations under this Agreement without the Executive’s consent in the event that the Company shall hereafter effect a reorganization, consolidate with, or merge into any other entity or transfer all or substantially all of its properties, stock, or assets to any other entity.

a.No Implied Rights. The Executive’s employment shall at all times be at will. Nothing contained in this Agreement shall confer upon the Executive any right with respect to the terms of or continuation of the Executive’s employment with the Company or interfere with the right of the Company to terminate the Executive’s employment at any time, with or without notice or cause. For the avoidance of doubt, except for any right the Executive may have to continue his/her participation and that of his/her eligible dependents in in the medical, dental, and vision benefit plans maintained or sponsored by the Company or its affiliates under COBRA, the Executive’s eligibility to participate in all employee benefit plans and policies of the Company, including, but not limited to, financial planning and tax preparation fee reimbursement, will cease as of the Termination Date.

a.Entire Agreement; Amendment. This Agreement constitutes the entire agreement between the Company and the Executive with respect to the subject matter described herein and replaces all prior communications, agreements, and understandings, written or oral, with respect to any such bonus. This Agreement may not be amended or modified except in a writing signed by the Company and the Executive.

a.Governing Law; Forum. This Agreement shall be governed in all respects, including as to validity, interpretation, and effect, by the internal laws of the Commonwealth of Massachusetts, without giving effect to the conflict of laws rules thereof to the extent that any such rules would require or permit the application of the laws of any other jurisdiction. The parties agree that any suit, action or proceeding arising out of or relating to this Agreement shall be instituted in a state or federal court of competent jurisdiction located in the Commonwealth of Massachusetts and they hereby irrevocably submit to the exclusive jurisdiction of any such court.

a.Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and shall have the same effect as if the signatures hereto and thereto were on the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

EVERSOURCE ENERGY

By:
Name:
Title:

EXECUTIVE

[NAME]